October 18, 2006
For Immediate Release

Washington Mutual Reports Third Quarter Earnings Per Share of 77 Cents;
Results Included Charges Associated with the Sale of Mortgage Servicing Rights and Efficiency Initiatives

Board of Directors Increases Cash Dividend to 53 Cents

SEATTLE - Washington Mutual, Inc. (NYSE: WM) today reported third quarter 2006 net income of $748 million, or $0.77 per diluted share compared with net income of $821 million, or $0.92 per diluted share, in the third quarter of 2005.

Third quarter 2006 earnings included net after tax charges of $31 million, or $0.03 per diluted share, related to the previously announced sale of $2.53 billion of mortgage servicing rights, and after tax charges of $33 million, or $0.04 per diluted share, related to the company’s ongoing efficiency initiatives, which are expected to continue into the fourth quarter.

“We continue to focus on the successful execution of our strategic plan despite the challenging operating environment,” said Kerry Killinger, WaMu Chairman and CEO, noting that, as anticipated, the costs associated with the MSR sale announced in the second quarter and the company’s ongoing efficiency initiatives impacted third quarter results. “Retail Banking, Card Services and the Commercial Group produced solid results, and we continue to aggressively attack our expense base by taking out excess capacity and reducing our overall cost structure.”

Killinger added, “We remain confident in our strategy to reposition the company and set the stage for stronger performance in 2007.”

WaMu’s Board of Directors declared a cash dividend of 53 cents per share on the company’s common stock, up from 52 cents per share in the previous quarter. Dividends on the common stock are payable on November 15, 2006 to shareholders of record as of October 31, 2006.

THIRD QUARTER FINANCIAL SUMMARY AND HIGHLIGHTS

Financial Summary	Three Months Ended
(In millions, except per share data)	September 30, 2006	June 30, 2006	September 30, 2005
Income Statement
Net interest income	$1,947	$2,060	$2,005
Provision for loan and lease losses	166	224	52
Noninterest income	1,570	1,578	1,208
Noninterest expense	2,184	2,229	1,860
Net income	748	767	821

Diluted earnings per common share	$0.77	$0.79	$0.92

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Financial Summary (cont.)	Three Months Ended
	September 30,	June 30,	September 30,
(In millions)	2006	2006	2005
Balance Sheet
Total assets, end of period	$348,877	$350,884	$333,285
Average total assets	349,542	348,664	326,955
Average total deposits	208,912	200,252	188,320

Profitability Ratios
Return on average common equity	11.47%	11.82%	14.88%
Net interest margin	2.53	2.65	2.73
Efficiency ratio	62.09	61.27	57.88
Nonperforming assets/total assets, end of period	0.69	0.62	0.52
Tangible equity/total tangible assets, end of period	5.86	5.84	4.99

•
Net interest income reflects pressure from increases in short-term interest rates. An increase in average short-term rates during the third quarter contributed to the decrease in the net interest margin as the increased yield on earning assets was more than offset by the higher cost of deposits and wholesale funding sources. Net interest income was down 5 percent from the prior quarter due to margin compression.

•
Credit exposure continues to be proactively managed. The provision for loan and lease losses of $166 million in the third quarter reflected a slight decline in the loan portfolio and net charge-offs of $154 million. The third quarter provision also reflected refinements to the company’s reserve methodology and adjustment of the provision related to the planned sale of $403 million of higher risk credit card accounts. Without the impact of these two items, the provision would have been similar to that of the second quarter. The provision was up compared with the third quarter of last year as prior year results did not include the company’s credit card business acquired October 1, 2005. Nonperforming assets were up during the quarter and as a percentage of total assets totaled 69 basis points at quarter end, compared with 62 basis points at the end of the prior quarter and 52 basis points at the end of last year’s third quarter.

•
Noninterest income reflects strong retail banking fee growth offset by the decline in mortgage revenues. Noninterest income of $1.57 billion in the third quarter was relatively unchanged from the prior quarter. Solid customer account growth in both Retail Banking and Card Services was offset by an increase in the cost of hedging the company’s mortgage servicing rights asset. Also, the slowing housing market and competitive factors exerted downward pressure on the company’s third quarter gain on sale. Noninterest income compared with last year’s third quarter included a 13 percent increase in depositor and other retail banking fees and the inclusion of Card Services, which added $520 million in revenue from the sale and servicing of consumer loans and credit card fees.

•
Continued focus on productivity efforts. Noninterest expense of $2.18 billion was down 2 percent from the prior quarter and included $58 million in pretax charges associated with the previously announced sale of mortgage servicing rights. Pretax charges related to the company’s efficiency initiatives totaled $52 million in the third quarter compared with $81 million during the second quarter. During the quarter, the company reduced the number of employees by 9 percent for a year-to-date reduction of 16 percent. The increase in expenses compared with a year ago reflects the addition of Card Services and the company’s growth initiatives, including the addition of 174 net new retail banking stores during the past twelve months.

•
Company conservatively manages balance sheet. While the company held average assets essentially flat with the prior quarter, it modestly grew balances of its targeted products of home equity lending, multi-family loans and credit cards, while reducing prime single-family residential loans. Compared with the third quarter of 2005, average assets were up 7 percent reflecting growth in targeted products and the addition of Card Services receivables. During the quarter, the company repurchased 18.8 million shares of its common stock.

•
Deposits increased during the quarter. Average deposits were up 4 percent on a linked quarter basis as the company continued to utilize wholesale deposits as an alternative to other borrowing sources and modestly grew retail deposits.

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THIRD QUARTER OPERATING SEGMENT RESULTS

Retail Banking Group

Selected Segment Information	Three Months Ended
	September 30,	June 30,	September 30,
(In millions, except accounts and households)	2006	2006	2005
Net interest income	$1,444	$1,509	$1,417
Provision for loan and leases losses	58	37	47
Noninterest income	756	732	653
Noninterest expense	1,105	1,141	1,080
Net income from continuing operations	651	668	592

Average loans	$192,445	$195,994	$179,361
Average retail deposits	139,954	138,803	138,741
Net change in retail checking accounts[1]	307,433	404,190	253,095
Net change in retail households	256,000	259,000	167,000

[1]	Includes retail checking and small business checking.

•
Retail Banking continues to show strong year-over-year performance. Net income from continuing operations of $651 million was up 10 percent from a year ago, despite continued increases in short-term interest rates which reduced the net interest margin. Excluding the contribution from portfolio management, net income from continuing operations for the Retail Bank network was up 29 percent from the same period a year ago.

•
WaMu Free Checking™ drives another quarter of impressive checking account growth. The company experienced another strong quarter of checking account growth, opening more than 307,000 net new accounts, which was up 21 percent from the third quarter of 2005. Year-to-date the company has opened over 1 million net new checking accounts, up 50 percent from the same period in 2005. WaMu continues to be an industry leader in customer acquisition, attracting 256,000 net new retail households during the quarter.

•
Retail Banking fees continue solid growth. Driven by the strong growth in net new checking accounts, depositor and other retail banking fees were up 17 percent year-to-date compared with the first nine months of 2005.

•	Small business activity continues to expand. Small business deposits of $7.53 billion were up 6 percent from the second quarter and up 19 percent from a year ago.

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Card Services Group (managed basis)

Selected Segment Information	Three Months Ended
	September 30,	June 30,	March 31,
(In millions)	2006	2006	2006
Net interest income	$627	$610	$614
Provision for loan and lease losses	345	417	330
Noninterest income	343	387	345
Noninterest expense	284	283	289
Net income	210	183	210

Average managed receivables	$21,706	$20,474	$20,086
Period end managed receivables	21,921	21,095	20,099
30+ day managed delinquency rate	5.53%	5.23%	5.18%
Managed net credit losses	5.68	5.99	5.79

•
Card Services delivers another quarter of excellent performance. Card Services reported net income of $210 million, reflecting the continued strong risk-adjusted return of the portfolio and growth in the amount of managed receivables.

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Card Services drives strong customer and loan growth. The continued successful marketing of credit cards nationally and to WaMu retail customers has increased both the number of customers and loan balances. During the quarter, Card Services again drove strong customer growth, opening 815,000 new credit card accounts, with solid performance from both the national and WaMu retail channels. Managed card receivables also increased, up $826 million, or 4 percent, on a linked quarter basis, and up $2.64 billion, or 14 percent, over the past 12 months.

•
Credit quality continues to be favorable. At 5.53 percent of period end managed receivables, the 30+ day managed delinquency rate was up compared with the prior two quarters, but still remains historically low. Credit performance continues to benefit from a low level of bankruptcy-related charge-offs and favorable employment trend. Without the impact of the planned sale of $403 million of higher risk accounts, managed receivables at period end and the 30+ day managed delinquency rate would have been approximately $22.32 billion and 5.99 percent.

Commercial Group

Selected Segment Information	Three Months Ended
	September 30,	June 30,	September 30,
(In millions)	2006	2006	2005
Net interest income	$198	$203	$222
Provision for loan and lease losses	1	1	1
Noninterest income	25	17	8
Noninterest expense	59	57	63
Net income	101	100	104

Loan volume	$3,104	$2,961	$3,003
Average loans	32,414	31,505	30,433

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Commercial Group posts solid results. Net income for the quarter compared with both the prior quarter and a year ago reflected an increase in average assets and continued focus on expense management, offset by margin compression from the repricing lag of the adjustable-rate loan portfolio.

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Commercial Group lending volume up. Total loan volume of $3.10 billion increased 5 percent from the prior quarter and 3 percent from a year ago. Third quarter lending volume reflected the company’s continued strong position in multi-family lending and also increased lending on nonresidential commercial properties.

•
Acquisition enhances commercial banking business. On October 1, WaMu completed the acquisition of Commercial Capital Bancorp. In addition to strengthening the company’s already solid position in the multi-family and small commercial real estate lending markets, the acquisition adds approximately $4.08 billion in commercial loans, including $3.22 billion in multi-family loans.

Home Loans Group

Selected Segment Information	Three Months Ended
	September 30,	June 30,	September 30,
(In millions)	2006	2006	2005
Net interest income	$206	$206	$480
Noninterest income	263	453	659
Noninterest expense	504	589	641
Net (loss) income	(33)	31	302

Loan volume	$37,200	$41,364	$56,471
Average loans	33,718	30,742	53,424

•
Home Loan results continue to reflect difficult mortgage market. The difficult rate environment, including an inverted yield curve, contributed to the quarter’s net loss of $33 million. Although flat with the prior quarter, net interest income was down 57 percent year over year reflecting the significant decline in warehouse loan balances and lower net interest margin.

•
Slowing market impacts origination volume. The 10 percent decline in loan volume from the prior quarter and 34 percent decline compared with a year ago reflected the slowing housing market and the company’s decision to exit the correspondent business and target higher margin products.

•
Lower gain on sale margins. Gain on sale of $119 million was down from $251 million in the prior quarter and $279 million a year ago. Loans sold in the third quarter of $30.24 billion were down 7 percent from the second quarter and down by about a third from a year ago. The slowing housing market and competitive factors exerted downward pressure on the company’s third quarter gain on sale. The decline in gain on sale from a year ago reflected both lower sale volumes and narrower sale margins.

•
MSR risk management impacted by a challenging interest rate environment. An inverted yield curve created a more expensive hedging environment for the MSR during the most recent quarter. The company’s third quarter MSR risk management cost of $78 million increased from a cost of $45 million in the second quarter and income of $164 million a year ago.

•
Home Loans continues to reduce noninterest expense. Noninterest expense was down 14 percent from the prior quarter and 21 percent from a year ago due to key productivity and efficiency initiatives. The company continues to take actions to right-size the business as volumes decline. During the quarter, the number of employees was down 10 percent and since the end of 2005, staffing has been reduced by 22 percent.

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COMPANY UPDATES

•	On October 1, WaMu completed the acquisition of Commercial Capital Bancorp, Inc. in a cash transaction valued at approximately $989 million.

•
On July 25, WaMu announced that it had entered a definitive agreement to sell its retail mutual fund asset-management company, WM Advisors, Inc., to the Principal Financial Group for approximately $740 million. The sale is on track and is expected to close late in the fourth quarter of 2006.

About Washington Mutual

Washington Mutual, through its subsidiaries, is one of the nation’s leading consumer and small business banks. At September 30, 2006, Washington Mutual and its subsidiaries had assets of $348.88 billion. The company has a history dating back to 1889 and its subsidiary banks currently operate more than 2,600 consumer and small business banking stores throughout the nation. Washington Mutual’s press releases are available at http://newsroom.wamu.com.

Webcast information: A conference call to discuss the company’s financial results will be held on Wednesday, October 18, 2006, at 5:00 p.m. ET and will be hosted by Kerry Killinger, chairman and chief executive officer and Tom Casey, executive vice president and chief financial officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-946-6301. Participants calling from outside the United States may dial 210-234-0006. The passcode “WaMu” is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir. A transcript of the prepared remarks will be available on the company’s web site prior to the call and archived for 30 days. A recording of the conference call will be available from 7:00 p.m. ET on Wednesday, October 18, 2006, through 11:59 p.m. ET on Friday, October 27, 2006. The recorded message will be available at 800-889-9549. Callers from outside the United States may dial 402-220-5188.

Forward Looking Statement

This release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2005 Annual Report on Form 10-K/A and “Cautionary Statements” in our Form 10-Q/A for the quarter ended March 31, 2006 and Form 10-Q for the quarter ended June 30, 2006 which include:

−	volatile interest rates which impact the mortgage banking business;
−	rising interest rates, unemployment and decreases in housing prices impact credit performance;
−	risks related to the option adjustable-rate mortgage product;
−	risks related to subprime lending;
−	risks related to the integration of the Card Services business;
−	risks related to credit card operations;
−	changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders;
−	competition from banking and nonbanking companies;
−	general business and economic conditions, including movements in interest rates, the slope of the yield curve, and the potential overextension of housing prices in certain geographic markets; and
−	negative public opinion which may impact the Company’s reputation.

There are other factors not described in our 2005 Form 10-K/A and 2006 Forms 10-Q and which are beyond the Company’s ability to anticipate or control that could cause results to differ.

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Media Contact	Investor Relations Contact
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-500-2760	206-500-4148 (Seattle)
alan.gulick@wamu.net	212-326-6019 (New York)
alan.magleby@wamu.net